                                                                      EXHIBIT 10



          AMENDMENT TO BALANCE BAR COMPANY TRADEMARK LICENSE AGREEMENT

 Jenny Craig, Inc. ("JC") and Balance Bar Company ("BBC") hereby amend the Balance Bar Company Trademark License Agreement dated July 30, 1999 (the "Agreement") as follows:


1.      Section 2.2 is deleted in its entirety and replaced by the following:

               2.2    RIGHT OF FIRST NEGOTIATION AND RIGHT OF FIRST REFUSAL.

                      2.2.1 RIGHT OF FIRST NEGOTIATION. If, during the term of this Agreement, JC desires to enter into an agreement for the license of any of the Marks to a person or entity for such person or entity's sale of any food or beverage product through any distribution channel other than through the Centres ("Product License"), it shall provide BBC with written notice of the identity of the proposed licensee ("Negotiation Notice"), and immediately thereafter shall negotiate exclusively with BBC with respect to such Product License. If such negotiations with BBC do not result in an agreement between BBC and JC within [ * ] ([ * ]) days after the Negotiation Notice, then JC shall be free during the next [ * ] ([ * ]) months to negotiate with the proposed licensee identified in its Negotiation Notice with respect to the Product License. Provided however, that (a) JC may negotiate only with the specific proposed licensee identified in its Negotiation Notice; (b) JC may enter into such Product License only if its terms are more favorable to JC than the terms last offered by BBC; and (c) If JC does not reach agreement within [ * ] days with the proposed licensee, then the provisions of this Section shall again apply to any subsequent proposed Product License.

                      2.2.2 RIGHT OF FIRST REFUSAL. Notwithstanding anything to the contrary in Section 2.2.1, JC may not enter into a Product License with [ * ] ("Restricted Licensees") without first providing BBC notice and a copy of the proposed agreement ("First Refusal Notice"). Within sixty
                      (60) days after its receipt of the First Refusal Notice, BBC may elect, by written notice to JC, to require JC to enter into a Product License with BBC rather than the Restricted Licensee on terms identical to the agreement provided to BBC with the First Refusal Notice. If BBC does not so elect, then JC may, within thirty (30) days thereafter, enter into the Product License in the form delivered with the First Refusal Notice. Provided however, that if JC does not enter into the Product License within such thirty-day period, the provisions of this Section shall again apply to any subsequent proposed Product License.

2. Article 3 (including sections 3.1 and 3.2) is deleted in its entirety and replaced by the following:

               3.     LICENSED PRODUCTS

                      As used in this Agreement, the term "Licensed Products"
               shall mean and include only those JC-branded food and beverage products listed on Schedule B to this Agreement (the "Licensed Products").


3. Subsection 4.3.1 is deleted in its entirety and replaced by the following:

                             4.3.1 For the calendar years 2001 through 2004, the
               Minimum Annual Royalty shall be:

                             2001           [  *  ]
                             2002           [  *  ]
                             2003           [  *  ]
                             2004           [  *  ]


4. Section 6.2 is deleted in its entirety and replaced by the following:

               6.2 PRODUCT INTRODUCTION. BBC will use commercially reasonable efforts to introduce the Licensed Products.

5. Section 6.4 is amended by the addition of the following sentence at the end thereof:

                      JC agrees that it will sell its Snack Bars only as part of the Jenny Craig diet programs, and not otherwise.


6. Section 6.7 is deleted in its entirety and replaced by the following:

               6.7 MINIMUM LICENSED PRODUCT SUPPORT REQUIREMENTS. BBC agrees to use its best efforts to support sales of the Licensed Products, and during each Contract Year to spend not less than [ * ] or [ * ] per cent ([ * ]%) of Gross Sales of Licensed Products for such Contract Year (whichever is greater) for advertising expenditures, trade allowances, market development funding (including coop advertising, store promotions, price discounts, payment terms and co-sponsored events), and marketing (including promotions, couponing, in-store displays, free-standing newspaper inserts and so on) with respect to the Licensed Products.


7. Section 6.9 is deleted in its entirety and replaced by the following:

               6.9 COOPERATION AND INFORMATION SHARING. The parties agree to cooperate in the development of strategies relating to the introduction and marketing of Licensed Products. Subject to
               Section 13, the parties will exchange their consumer and market research information relating to Licensed Products and the Centres on a quarterly basis. BBC will refer inquiries regarding Jenny Craig and its programs and products to a JC contact to be identified by JC. In addition, JC will cooperate and provide advice in connection with weight loss matters, including a representative to serve on the BBC advisory board.


8. Section 7.3 is deleted in its entirety and replaced by the following:

               7.3. QUALITY STANDARDS. Quality Standards of Licensed Products and Promotional Packaging Material shall be maintained at a level at least as high as the samples approved by JC (based on normal industry standards for quality control procedures and statistical sampling).


9. Article 17 is deleted in its entirety and replaced by the following:

               17.    ASSIGNMENT.

                      The rights and duties granted in this Agreement are
               personal to JC and BBC and neither party may assign any of its rights or delegate any of its duties under this Agreement without prior written consent of the other party, which consent will not be unreasonably withheld, provided that such assignee assumes in writing and agrees to pay, perform and discharge all of the assigning party's obligations hereunder. The parties agree that it shall be reasonable for BBC to withhold its consent to any such assignment by JC to any of the following competitors of BBC:
               [ * ]; and for JC to withhold its consent to any such assignment by BBC to any of the following competitors of JC: [ * ]. The foregoing notwithstanding, either party may assign its rights hereunder to any of its subsidiaries or affiliates without the consent of the other party (it being understood and agreed that no such assignment pursuant to this proviso shall relieve the assigning party of any of its obligations hereunder). In addition, either party may assign its rights and duties hereunder without the consent of the other party to any person or entity that acquires all or substantially all of the business of the assigning party whether by asset sale, stock sale or merger or similar means, provided that such person or entity assumes in writing and agrees to pay, perform and discharge all of the assigning party's obligations hereunder. Changes in the securities ownership of a party hereto shall not be deemed to be an assignment of this Agreement. Any attempted assignment or delegation in violation of this provision shall be void. This Agreement shall inure to the benefit of the permitted successors and assigns hereunder.


10. A new Article 19 is added, as follows:

        19.    DISPUTE RESOLUTION

               19.1 DISPUTE RESOLUTION. The parties hereto will attempt to settle any claim or controversy arising out of or relating to this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. However, at any time before or during such negotiations, or following any unsuccessful negotiations, either party may by written notice to the other demand that the dispute be submitted to mediation. When such a demand is made, the parties shall within ten (10) days jointly make arrangements for the mediation of the dispute within the State of California with the CPR Institute for Dispute Resolution
               (CPR), whose Model Procedure for Mediation of Business Disputes in effect on the date of the written demand for mediation shall govern the mediation in all respects, except as modified by agreement of the parties. If the dispute has not been resolved within sixty (60) days of any written demand for mediation, or within a longer time period to which the parties may agree, the dispute shall be submitted to binding arbitration. Such binding arbitration shall be conducted within the State of California, in accordance with the then current CPR Rules for Non-Administered Arbitration of Business Disputes by a single arbitrator selected by mutual agreement of the parties within twenty (20) days after the date of submission of the dispute to binding arbitration, or in the absence of such agreement, such selection to be made by CPR in accordance with the procedures outlined in Section 6 of the CPR Rules. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (as may be amended), and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

               Nothing in this Agreement will prevent either party from resorting to judicial proceedings for the limited purpose of seeking a preliminary injunction or to avoid the barring of the claim under the applicable statute of limitations. In addition, resort by either party to negotiation, mediation or arbitration pursuant to this Agreement shall not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either party to pursue any such judicial relief; provided, however, that irrespective of the filing of any such request for judicial relief the party shall continue to participate in the dispute resolution proceedings required by this paragraph. Any negotiation or mediation which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and State rules of evidence.

11. Schedule B is deleted in its entirety and replaced by the following:

                                   SCHEDULE B
                                LICENSED PRODUCTS


                         -------------------------------
                                       PRODUCT
                         -------------------------------
                         Nutrition Bar
                         -------------------------------
                         Ready to drink beverage
                         -------------------------------
                         Powdered drink mix
                         -------------------------------
                         Nutritional cookie
                         -------------------------------
                         Nutritional cracker
                         -------------------------------
                         Condiments, such as mayonnaise,
                         not sold in Jenny Craig Centres
                         -------------------------------

        **Notwithstanding the foregoing, BBC shall not introduce (i) the Licensed Products in Canada, (ii) condiments, such as mayonnaise, not sold in Jenny Craig Centres, or (iii) nutritional crackers, until JC has notified BBC that JC's franchisees have consented to the distribution and sale of such products in the franchised territories. JC will use commercially reasonable efforts to obtain consent by its franchisees to the distribution and sale of such products in the franchise territories.


12. All other terms and conditions of the Agreement shall remain in full force and effect.




JENNY CRAIG, INC.                           BALANCE BAR COMPANY

By: /s/ SID CRAIG                           By: /s/ JERI FINARD
   --------------------------------            ---------------------------------
    Sid Craig                                       Jeri Finard
    Chairman and Chief Executive                    EVP/GM BALANCE BAR
    Officer                                         ----------------------------
                                                    Title